Exhibit 99.1

AIM ImmunoTech CEO Thomas K. Equels Participates in Fireside Chat
with Ascendiant Capital Markets Analyst Ed Woo

Ocala, Fla. — May 3, 2021 — AIM ImmunoTech Inc. (NYSE American: AIM) announces that Thomas K. Equels, CEO of AIM ImmunoTech, participated in a ‘Fireside Chat’ video interview with Ed Woo, Director of Research & Senior Analyst at Ascendiant Capital Markets.

During the Fireside Chat, Equels discusses recent accomplishments, key upcoming goals and milestones, as well as the financial and operational outlook for AIM’s business. A link to the interview is available on the company’s website at [https://aimimmuno.com/FiresideChat050321].

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

Cautionary Statement

This press release and the video accessible by the link provided herein, contains forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, the company claims the protection of safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth herein speak only as of the date hereof. The company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. Results obtained in animal models do not necessarily predict results in humans. Human clinical trials will be necessary to prove whether or not Ampligen will be efficacious in humans. No assurance can be given as to whether current or planned immuno-oncology clinical trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Some of the world’s largest pharmaceutical companies and medical institutions are racing to find a treatment for COVID-19. Even if Ampligen proves effective in combating the virus, no assurance can be given that the company’s actions toward proving this will be given first priority or that other treatments that eventually prove capable will not make our efforts ultimately unproductive. The company recognizes that all cancer centers, like all medical facilities, must make the pandemic their priority. Therefore, there is the potential for delays in clinical trial enrollment and reporting in ongoing studies in cancer patients because of the COVID-19 medical emergency. No assurance can be given that future studies will not result in findings that are different from those reported in the studies referenced in the presentation. No assurance can be given that patent applications will be granted. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. The company cannot assure that its potential foreign operations will not be adversely affected by these risks.

Investor Relations Contact:
Crescendo Communications, LLC
Phone: 212-671-1021
Email: aim@crescendo-ir.com

AIM ImmunoTech Inc
Phone: 800-778-4042
Email: IR@aimimmuno.com